Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Wins Finance Holdings Inc. on Form S-4 Amendment No.2 (Registration No. 333-204074) of our report dated May 11, 2015 which respect to our audits of the combined financial statements of Jinshang International Financial Leasing Co., Ltd, Shanxi Dongsheng Finance Guarantee Co., Ltd and Shanxi Jinchen Agriculture Co., Ltd as of June 30, 2014 and 2013 and for the years ended June 30, 2014 and 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, New York

August 4, 2015

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